Exhibit 10.9






                    RESOURCE MORTGAGE CAPITAL, INC.

                               BONUS PLAN





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                           TABLE OF CONTENTS


Page
ARTICLE I         PURPOSE.........................................        1

ARTICLE II        ELIGIBILITY AND PARTICIPATION...................        1

ARTICLE III       PLAN YEAR AND PERFORMANCE OBJECTIVES............        1

      3.01        Plan Year.......................................        1
      3.02        Performance Goal Setting Period.................        1
      3.03        Performance Measurement.........................        1

ARTICLE IV        DETERMINATION OF BONUS AWARDS...................        2

ARTICLE V         PAYMENT OF BONUS AWARDS.........................        3

ARTICLE VI        OTHER TERMS AND CONDITIONS......................        3

      6.01        Terms of Plan...................................        3
      6.02        Shareholder Approval............................        3
      6.03        No Participation Rights.........................        3
      6.04        No Rights to Specific Property..................        3
      6.05        No Employment Rights............................        3
      6.06        Incapacity of Participant.......................        3
      6.07        Tax Withholding.................................        3
      6.08        Governing Law...................................        3


ARTICLE VII       ADMINISTRATION..................................        4

      7.01        Administrator...................................        4
      7.02        Powers of the Administrator.....................        4
      7.03        Effect of Decision by the Administrator.........        4

ARTICLE VIII      AMENDMENT AND TERMINATION.......................        4

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                    RESOURCE MORTGAGE CAPITAL, INC.
                               BONUS PLAN


                               ARTICLE I
                                Purpose

1.01 The Resource Mortgage Capital, Inc. Bonus Plan (the "Bonus Plan") is a performance-based incentive plan designed to reward executive officers and other key employees of Resource Mortgage Capital, Inc. and its affiliates (collectively the "Corporation") specified by the Committee, as defined in
Section 7.01, for achieving performance objectives. The Bonus Plan is intended to provide an incentive for superior performance and to motivate participants toward even higher achievement and business results, and to enable the Corporation to attract and retain highly qualified employees. The Bonus Plan is also intended to secure the full deductibility of incentive compensation which is payable to the Corporation's Chief Executive Officer and the four highest compensated executive officers (collectively the "Covered Employees") whose compensation is required to be reported in the Corporation's proxy statement and which is intended to qualify as "performance-based compensation" as described in
Section 162(m)(4)(C) of the Internal Revenue Code of 1986, as amended (the "Code").


                               ARTICLE II
                     Eligibility and Participation

2.01 Only (i) executive officers of the Corporation and (ii) such other key employees of the Corporation as are recommended by management to and designated by the Committee shall be eligible to participate in the Bonus Plan. Prior to or at the time performance objectives are established for a "Performance Period," as defined below, the Committee will designate in writing which executive officers and other key employees among those who may be eligible to participate in the Plan shall in fact be participants for such Performance Period (the "Participants").


                              ARTICLE III
                  Plan Year and Performance Objectives

3.01 Plan Year. The fiscal year of the Bonus Plan (the "Plan Year") shall be the calendar year beginning on January 1 and ending on the last business day of December. The performance period (the "Performance Period") with respect to which awards may be payable under their Plan shall be the Plan Year. The initial Plan Year shall commence on January 1, 1997 and end on the last business day of December, 1997.

3.02 Performance Goal Setting Period. Within the first ninety (90) days of each Performance Period, the Committee shall establish in writing, with respect to such Performance Period, one or more performance goals, a specific target objective or objectives with respect to such performance goals and an objective formula or method for computing the amount payable to each Participant under the Plan if the performance goals are attained. Notwithstanding the foregoing sentence, for any Performance Period, such goals, objectives and compensation formulae or methods must be established within that number of days, beginning on the first day of such Performance Period, which is no more than twenty-five percent (25%) of the total number of days in such Performance Period.




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3.03  Performance  Measurement.  Performance  goals  shall be based upon one or more of the following business criteria as applied to an individual Participant, a business unit or the Corporation as a whole:

         earnings per share                       delinquency ratios
         share price                              credit loss levels
         revenue growth                           market share
         return on equity                         cash flow
         return on assets or net assets           expenses
         timely completion of specific            total shareholders' equity
        projects
         retention or hiring of key               return on capital
        employees
         net interest margin                      return on portfolio assets
         income or net income (before or          portfolio growth
        after taxes)
         sales                                    servicing volume
         operating income or net operating        production volume
        income
         operating margin                         total return
         return on operating revenue              dividends

The Committee may adopt other performance goals in its sole and absolute discretion, provided, however, that in the event the Committee determines to adopt performance goals based on criteria other than those stated above, the Committee shall obtain shareholder approval of such criteria if such performance goals are intended to comply with Section 162 of the Code. All performance goals adopted by the Committee which are intended to comply with Section 162 of the Code shall be preestablished, objective performance goals as described in Treasury Regulation Section 1.162-27(e)(2), promulgated under Section 162(m) of the Code. Measurements of the Corporation's or a Participant's performance against the performance goals established by the Committee shall if such performance goals are intended to comply with Section 162 of the Code, be objectively determinable and, to the extent any performance goal is expressed in standard accounting terms, such performance goal shall be determined according to generally accepted accounting principles as in existence on the date on which the performance goals are established and without regard to any changes in such principles after such date.

                               ARTICLE IV
                     Determination of Bonus Awards

4.01 At the beginning of each Plan Year, each Participant will be notified of the target bonus ("Bonus Award") that can be earned based on performance with respect to that Plan Year. The Committee may specify that the Bonus Award for a Plan Year will be earned if the applicable target is achieved for one goal or for any one of a number of goals. The Committee may also provide that the Bonus for a Plan Year will be earned only if targets are achieved for more than one performance goal. The Committee may also provide that the Bonus to be earned for a given Plan Year will vary based upon different levels of achievement of the applicable performance targets.

4.02 As soon as practicable on or after the last day of the relevant Performance Period, the Committee shall certify in writing to what extent the Corporation and the Participants have achieved the performance goal or performance goals for such Performance Period, including the specific target objective or objectives and the satisfaction of any other material terms of the Bonus Award and the Committee shall calculate the amount of each Participant's actual Bonus Award for such Performance Period based upon the performance goals, objectives and computation formulae or methods for such Performance Period. The Committee shall have no discretion to increase the maximum amount of any Participant's Bonus Award as so determined.

4.03 No Participant's Bonus Award for any Plan Year shall exceed $750,000.


                               ARTICLE V
                        Payment of Bonus Awards

5.01 Approved Bonus Awards shall be payable by the Corporation to each Participant in cash, in one or more installments, as soon as reasonably practicable on or after the last day of the relevant Performance Period, provided that the Committee has first certified in writing that the relevant performance goals were achieved.

5.02 If a Participant ceases to be employed by the Corporation prior to the end of any Plan Year, due to termination of employment for any reason (including death) and such Participant has met one or more of his performance goals for the Plan Year, the Participant shall be entitled to his Bonus Award for such Plan Year, subject to the Committee's right to reduce or eliminate such Bonus Award, as it may determine in its sole discretion.


                               ARTICLE VI
                       Other Terms and Conditions

6.01 Term of Plan. The Bonus Plan shall become effective upon its adoption by the Board, subject to the subsequent approval thereof by the shareholders of the Corporation in accordance with Section 6.02 below. It shall continue in effect until terminated under Article 8 hereof.

6.02 Shareholder Approval. No Bonus Awards shall be paid under the Bonus Plan with respect to Bonus Awards intended to comply with Section 162(m) of the Code unless and until the material terms of the Plan, including the business criteria described in the Plan, are disclosed to the Corporation's shareholders and are approved by the shareholders as provided in Section 162(m) of the Code.

6.03 No Participation Rights. No person shall have any legal claim to be granted a Bonus Award under the Bonus Plan and the Committee shall have no obligation to treat Participants uniformly. Participation in the Bonus Plan in any Plan Year does not entitle any Participant to participate in the Plan in any other Plan Year. The right to receive a targeted Bonus Award in any given year does not entitle a Participant to participate with respect to the same targeted Bonus Award in any subsequent year.

6.04 No Rights to Specific Property. Except as may be otherwise required by law, a Participant's rights and interests under the Bonus Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, either voluntary or involuntary. No Participant shall have any claim with respect to any specific assets of the Corporation.

6.05 No Employment Rights. Neither the Bonus Plan nor any action taken under the Plan shall confer upon any Participant any right with respect to continuation of employment by the Corporation (or any subsidiary or affiliated corporation) or to maintain any Participant's compensation at any level, nor shall it interfere in any way with any Participant's right or the right of the Corporation (or any subsidiary or affiliated corporation) to terminate a Participant's employment at any time or for any reason.

6.06 Incapacity of Participant or Beneficiary. If the Committee finds that any Participant to whom a Bonus Award is payable under the Bonus Plan is unable to care for his or her affairs because of illness or accident or is under a legal disability, any Bonus Award due (unless a prior claim therefore shall have been made by a duly appointed legal representative) at the discretion of the Committee, may be paid to the spouse, child, parent or brother or sister of such Participant or to any person whom the Committee has determined has incurred expense for such Participant. Any such payment shall be a complete discharge of the obligations of the Corporation under provisions of the Bonus Plan to the extent of such payment.

6.07 Tax Withholding. The Corporation will withhold from each Bonus Award at the time of payment thereof all applicable state, local and federal withholding taxes, as required by law, as determined by the Corporation in its sole discretion.

6.08 Governing Law. The place of administration of the Bonus Plan shall be in the State of Virginia and the validity, construction, interpretation, administration and effect of the Bonus Plan and the rules, regulations and rights relating to the Bonus Plan, shall be determined solely in accordance with the laws of the State of Virginia.


                              ARTICLE VII
                             Administration

7.01 Administrator. The Plan shall be administered by a Committee of the Board. Such Committee may be the Compensation Committee of the Board, a subcommittee thereof, or any other committee as the Board may appoint; provided, however, that the Committee shall consist of at least two (2) members. All members of the Committee shall be persons who qualify as "outside directors" as defined under
Section 162(m) of the Code. Unless otherwise provided by the Board, the Compensation Committee of the Board (or such members of the Compensation Committee as shall constitute "outside directors" if all such members do not constitute "outside directors") shall constitute the Committee hereunder.

7.02 Powers of the Administrator. The Committee shall have full power, authority and discretion to administer and interpret the provisions of the Bonus Plan and to adopt such rules, regulations, agreements, guidelines and instruments for the administration of the Plan and for the conduct of its business as the Committee deems necessary or advisable. Without limitation of the foregoing, subject to the provisions of the Plan and such limitations as are necessary or desirable in order for incentive awards paid to Covered Employees to constitute qualified performance-based compensation under Section 162(m) of the Code, the Committee shall have the authority, in its discretion: (i) to determine the employees who shall be Participants in the Bonus Plan; (ii) to interpret the Bonus Plan; (iii) to determine the terms and conditions, not inconsistent with the terms of the Bonus Plan, of any Bonus Award granted hereunder (iv) to prescribe, amend and rescind rules and regulations relating to the Plan; (v) to make all other determinations deemed necessary or advisable for the administration of the Bonus Plan.

7.03  Effect  of  Decisions  by  the   Administrator.   All   decisions,
determinations and interpretations of the Administrator shall be final and binding on all Participants.

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                              ARTICLE VIII
                       Amendment and Termination

8.01 The Board may at any time amend, alter, suspend or terminate the Plan, as it may deem advisable; provided that, to the extent necessary and desirable to comply with Section 162(m) of the Code (or any other applicable law, regulations or rules), the Corporation shall obtain shareholder approval of any Plan amendment in such a manner and to such a degree as it is required.